UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2006

DRESSER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32372	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100

Addison, Texas 75001

(Address of Principal Executive Offices)

(972) 361-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 3.03. Material Modification to Rights of Security Holders

New Credit Agreement. On October 31, 2006, Dresser, Inc. (the “Company”) and certain of its affiliates entered into a new $935 million senior secured credit facility with a syndicate of lending banks. The facility consists of the following elements:

•	A $785.0 million, seven year term loan facility, which was funded at closing and used to refinance $70 million in borrowings under the Company’s former senior secured credit facility, $125.0 million in borrowings under its former senior unsecured term loan, and $550 million principal amount of its 9 3/8% senior subordinated notes. The Company also paid approximately $27.0 million in prepayment premiums and approximately $15.8 million in related interest and costs.

•	A $150.0 million, six year revolving credit facility, which is available to be drawn upon for general corporate purposes and to support letter of credit obligations.

•	Borrowings under the term loan facility accrue interest at LIBOR (London Interbank Offered Rate) plus a margin of 2.75%, and borrowings under the revolving credit facility accrue interest at LIBOR plus a margin of 2.5%. The margins may be reduced subject to meeting certain conditions.

•	Subject to certain exceptions, borrowings under the credit facility are secured by first priority pledges, security interests or mortgages in, among other things, (i) all shares of capital stock of the Company and its wholly owned domestic subsidiaries, (ii) substantially all present and future, tangible and intangible domestic assets of the Company and certain domestic subsidiaries, including U.S. real estate and intellectual property, and (iii) 65% of the capital stock of certain foreign subsidiaries.

•	Borrowings under the credit facility may be prepaid at par at the Company’s option at any time.

•	Subject to certain exceptions, mandatory prepayments are required to be made with (i) 100% of the proceeds from the issuance of certain Indebtedness (as defined in the credit agreement) and the sale of certain assets, and (ii) 50% of Excess Cash Flow (as defined in the credit agreement).

•	The Company’s reporting requirements include the obligation to provide (i) quarterly and annual financial statements; (ii) monthly financials to the extent that annual audited statements are not provided on a current basis; (iii) an annual budget within 90 days after the beginning of the fiscal year; and (iv) prompt notice of any known defaults.

•	The Company’s financial covenants include the obligation to maintain (i) a maximum Leverage Ratio (as defined in the credit agreement) of 4.50:1.00, and (ii) a minimum Interest Coverage ratio (as defined in the credit agreement) of 2.00:1.00. The Company

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must also limit capital expenditures to $75 million per fiscal year, subject to carryforward and other exceptions.

Tender Offer and Consent Solicitation. In connection with the Company’s previously disclosed tender offer and consent solicitation relating to its 9 3/8% senior subordinated notes, on October 31, 2006, we closed the tender offer by purchasing approximately $503 million in aggregate principal amount of the notes, or approximately 91% of the outstanding issue, at a price of $1,048.13 for each $1,000 of principal amount of notes tendered, plus accrued and unpaid interest up to, but not including, the closing date. The amount used to purchase the notes in the tender was financed through the new term loan facility described above. With the closing of the tender offer, the previously disclosed amendments to the governing indenture for the notes became operative.

Also on October 31, 2006, the Company issued an irrevocable notice to redeem the remaining senior subordinated notes on November 30, 2006 at a price of 104.688% of par plus accrued and unpaid interest, and deposited the required amount with the trustee under the governing indenture. The amount was financed through the new term loan facility described above.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

4.1	Credit Agreement dated as of October 31, 2006, among Dresser Holdings, Inc., Dresser, Inc., D.I. Luxembourg S.A.R.L., the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent, Wells Fargo Bank National Association, as revolving administrative agent, Morgan Stanley & Co. Incorporated as collateral agent for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent, Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents.

99.1	Press Release, dated October 31, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2006	Dresser, Inc.

/s/ ROBERT D. WOLTIL
Robert D. Woltil
Senior Vice President and Chief Financial Officer

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Index of Exhibits

Exhibit No.	Description
4.1	Credit Agreement dated as of October 31, 2006, among Dresser Holdings, Inc., Dresser, Inc., D.I. Luxembourg S.A.R.L., the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent, Wells Fargo Bank National Association, as revolving administrative agent, Morgan Stanley & Co. Incorporated as collateral agent for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent, Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents.

99.1	Press Release, dated October 31, 2006.

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